EXHIBIT B

OPERATING AGREEMENT OF LATZIM FAMILY LLC

     This Operating Agreement of Latzim Family LLC ("Company"), entered into as of the 22nd day of October, 2002, by its members, Lazer Milstein (Lazer"), Andrew Milstein ("Andrew") and Stephen Milstein ("Stephen"),

W I T N E S S E T H :

     WHEREAS, Lazer, Andrew and Stephen ("Members") have caused the Company to be formed in the State of Delaware on March 6, 2002; and

     WHEREAS, the Members wish to set forth the operating agreement ("Agreement") of the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is agreed as follows:

ARTICLE 1
ESTABLISHMENT OF THE COMPANY

1.1  Formation. The Company was formed on March 6, 2002 pursuant to the provisions of the Delaware Limited Liability Company Law (the "Act").

1.2  Name. The name of the Company is Latzim Family LLC.

1.3  Principal Place of Business. The principal place of business of the Company shall be at such place or places as its Managing Members (as hereinafter defined) may from time to time determine. The present address of the Company is c/o Andrew Milstein 1830 Route 130 North, Burlington, New Jersey 08016. Each Member shall receive notice of the change of address of the Company.

1.4  Business of the Company. The Company may engage in any business in which limited liability companies created under the Act may lawfully engage.

1.5  Term. The Company commenced upon the filing of the relevant certificate with the Secretary of State of the State of Delaware and shall continue until terminated as hereinafter provided.

1.6  Registered Agent. The address of the Company's registered office in the State of Delaware is 1013 Centre Road, County of New Castle, City of Wilmington, in the State of Delaware 19805-1297. The Company's registered agent at that address is Corporation Services Company.

ARTICLE II
COMPANY CAPITAL; UNITS

2.1  Capital Contributions. The Members have contributed or will promptly contribute to the capital of the Company the assets set forth in Schedule A. No Member shall be required (or entitled) to make any additional contribution to the capital of the Company.

2.2  Capital Accounts.

     (a)  A separate capital account ("Capital Account") shall be maintained for each Member in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the United States Treasury Regulations ("Regulations"), and such provisions shall control whenever there shall be any inconsistent provision herein. The foregoing sentence and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulation.

     (b)  No Member shall be paid interest on any portion of his Capital Account balance. No Member shall have the right to withdraw any portion of his Capital Account or be entitled to demand or receive any distribution of his Capital Account.

2.3  Units.

     (a)  The interest of each Member in the Company shall be expressed in terms of Units. The number of Units owned by each Member shall be as set forth in Schedule A. Said Schedule shall be amended as required from time to time.

     (b)  The Units shall be divided into 2 classes: Class A and Class B, all of which shall be equal in all respects except that Class A Units shall have voting rights (unless held by an assignee who is not admitted to Membership) and Class B Units shall be non-voting, having only economic interests in the Company. Fractional Units shall have proportionate fractional votes and the term Unit or Units shall include fractions of a Unit on a proportionate basis.

     (c)  Class B Units may be converted to Class A Units on a one-for-one basis at any time commencing with February 2003 by the following procedure:

     (i)  a holder of a Class B Unit or Units may give notice of his intention ("Notice of Intention") to convert his Class B Unit(s) into Class A Unit(s) by written notice to that effect to the Company and the other Members during the period September 15 to October 15 of 2002 or of any year thereafter effective as of the following February;

     (ii)  if the holder of Class B Unit or Units gives the said Notice of Intention, then the said holder shall have the right to exercise the right to convert the Unit(s) referred to in the Notice of Intention by written notice to the Company and the other Members ("Notice of Exercise") delivered during the month of February of the year following the year in which the Notice of Intention was given. Upon the timely giving of the Notice of Intention and the Notice of Exercise, the Class B Unit(s) referred to in the notices shall be automatically converted into Class A Unit(s) effective as of the date of receipt by the Company of the Notice of Exercise; and

     (iii)  if a holder of a Class B Unit or Units shall give a Notice of Intention but shall fail to give a timely Notice of Exercise, the said holder shall continue as the holder of the Class B Unit or Units with the right to give new timely Notices of Intention subsequently.

ARTICLE III
TAX RELATED DEFINITIONS; PROFITS AND LOSSES; DISTRIBUTIONS

3.1 Tax Related Definitions - Profits and Losses.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

     (i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

     (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     "Allocation Year" means (i) the period commencing on the Effective Date and ending on December 31, 2002, (ii) any subsequent (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clauses (i) or (ii) for which the company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 3 hereof.

     "Company Minimum Gain" has the meaning given the term "partnership minimum gain" in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

     "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

     (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the parties hereto;

     (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account, as determined by the Managing Members as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration of an interest in the Company and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Managing Members reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company.

     (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Managing Members; and

     (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" or Section 3.3(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the depreciation amortization, and other cost recovery deductions taken into account for purposes of computing Profits and Losses.

     "Member Nonrecourse Debt" has the same meaning as the term "Member nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

     "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

     "Profits" and "Losses" mean, for each Allocation Year, an amount equal to the Company's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

     (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

     (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition of "Profits" and "Losses" shall be included in the calculation of such taxable income or loss;

     (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

     (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

     (v) Items of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, shall be computed in accordance with the rules set forth in Regulation Section 1.704-i(b)(2)(iv)(g);

     (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such an asset and shall be taken into account for purposes of computing Profits or Losses; and

     (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 and 3.4 hereof shall not be taken into account in computing Profits or Losses.

     The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

     "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Internal Revenue Code of 1986, as such regulations are amended from time to time.

3.2  Allocation of Profits and Losses.

     (a)  After giving effect to the special allocations set forth in sections 3.3 and 3.4 and the limitations set forth in section 3.5, all Profits and Losses for any Allocation Period shall be allocated among the Members in proportion to their respective number of Units that may be owned by them from time to time during such Allocation Period.

     (b)  If any Unit is transferred during a fiscal period pursuant to a permitted Transfer, the Profits and Losses attributable to such Unit for the Allocation Period shall be allocated between the transferor and transferee using any permissible method in accordance with the relevant Regulations.

3.3  Special Allocations.

     The following special allocations shall be made in the following order:

     (a)  Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

     (b)  Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

     (c)  Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement;

     (d)  Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if this Section 3.3(c) and this Section 3.3(d) were not in the Agreement;

     (e)  Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

3.4  Curative Allocations. The allocations and the limitations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), and 3.5 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocation of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3(other than the Regulatory Allocations), the Members shall make such offsetting special allocations of the Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.2.

3.5  Loss Limitation. Losses allocated pursuant to 3.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section 3.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balance in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

3.6  Certain Allocations. In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution to the Company as agreed by the Company. If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value in the same manner as under Code Section 704(c). Allocations pursuant to this Section 3.6 are solely for purposes of federal, state and local taxes and shall not affect, or be taken into account in computing, any Member's Capital Account or share of Profits, Losses, or other items, or distributions pursuant to any provision of this Agreement

3.7  Company Distributions. Except as otherwise provided in Section 6.2 hereof, all distributions shall be made to the Members in proportion to their respective ownership of Units as in effect from time to time, at such times and in such amounts as may be determined from time to time by the Managing Members as herein defined.

ARTICLE IV
MANAGEMENT

4.1  Management.

     (a)  Managing Members. Except as expressly provided otherwise in this Operating Agreement or the Act, the powers of the Company shall be exercised by or under the authority of, and the business of the Company shall be managed by, its Members owning Class A Units entitled to vote ("Managing Members"). The Managing Members may, from time to time, appoint officers for the Company who shall have such powers as the Managing Members shall determine.

     (b)  Decision by Majority Vote. All decisions and actions by the Managing Members shall require the affirmative vote of Members holding a majority of the Class A Units entitled to vote. No Member shall have the right to bind the Company or to otherwise act on behalf of the Company except to the extent that such action shall have been approved by Members holding a majority of the Class A Units entitled to vote.

     (c)  Action by Members. In exercising their rights as provided above, the Managing Members shall act collectively through meetings and/or written consents as provided in this Article.

     (d)  Annual Meeting. The annual meeting of the Members shall be held on the first Wednesday in November of each year at 10:00 a.m. or at such other time as shall be determined by the Managing Members for the purpose of the transaction of such business as may come properly before the meeting.

     (e)  Special Meetings. Special meetings of the Members and/or the Managing Members for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member.

     (f)  Place of Meeting. The place of any meeting of the Members and/or the Managing Members shall be the principal office of the Company unless another place, either within or outside the State of Delaware, is designated by the Managing Members.

     (g)  Notice of Meetings. Written notice stating the place, day and hour of any meeting of the Members and/or the Managing Members and, if a special meeting, the purpose or purposes for which the meeting is called, shall be delivered either personally or by mail not less than three (3) nor more than sixty (60) days before the date of the meeting.

     (h)  Conduct of Meetings. All meetings of the Members and/or the Managing Members shall be presided over by a chairperson of the meeting who shall be designated by the Managing Members present at the meeting. The chairperson of any meeting of the Managing Members shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion, and shall appoint a secretary of such meeting to take minutes thereof.

     (i)  Participation by Telephone or Similar Communications. Members and Managing Members may participate and hold a meeting by means of conference telephone or similar communications equipment by means of which all Members participating can hear and be heard, and such participation shall constitute attendance and presence in person at such meeting.

     (j)  Waiver of Notice. When any notice of a meeting of the Members and/or Managing Members is required to be given, a waiver thereof in writing signed by a Member entitled to such notice, whether given before, at, or after the time of the meeting as stated in such notice, shall be equivalent to the proper giving of such notice.

     (k)  Voting Rights. Notwithstanding the provisions set forth herein, if any Units are owned by an assignee or other person who is not admitted to Membership, such Units shall not be deemed to be outstanding solely for purposes of determining the number of Units that are outstanding for voting purposes and to otherwise make decisions on behalf of the Company.

     (l)  Disposition of all Units by a Member. If any Member disposes of all of his Units, intentionally or by operation of law, he shall cease to be a Member and/or a Managing Member.

     (m)  Action by Written Consent.

     (i)  Any action required or permitted to be taken at a meeting of Members and/or Managing Members may be taken without a meeting, without prior notice and without a vote, if one or more written consents to such action are signed by Managing Members who are entitled to vote on the matter set forth in the consents and who constitute the requisite number or percentage of such Managing Members necessary for adoption or approval of such matter on behalf of the Company. By way of example and not limitation, the Managing Members holding a majority of the Class A Units entitled to vote may take action as to any matter by signing one or more written consents approving such action, without obtaining signed written consents from any other Members and/or Managing Members and without having given prior notice of the intent to take such action to the other Members and/or Managing Members. Such consent or consents shall be filed with the records of the Company. Action taken under this Section shall be effective when the Managing Members holding the requisite number of Class A Units entitled to vote have signed the consent or consents, unless the consent or consents specify a different effective date.

4.2  Liability of Members. No Member or Managing Member shall be liable to the Company, any third party, any other Member or his representative, or any officer or employee of the Company for any acts or omissions relating to the Company that do not constitute gross negligence or intentional misconduct ("Indemnified Acts"). The Company shall indemnify, protect, defend, release and hold harmless each Member and Managing Member from and against any claims asserted by or on behalf of any person that arise out of, relate to or are otherwise attributable directly or indirectly, to the Indemnified Act, including court costs, expense of defense and reasonable counsel fees.

4.3  Other Interests of the Members. Members may engage in or possess interests in other business ventures of every nature and description, whether or not competitive with the business of the Company, independently or with others, and neither the Company nor any of its Members shall, by virtue of this Agreement, have any rights in or to such other ventures or the income or profits derived therefrom.

4.4  Expenses. The Company shall reimburse the Managing Members for all reasonable and necessary out-of-pocket expenses that may be incurred by them on behalf of the Company. Such reimbursement shall be made as soon as practicable after such Member's presentation to the Company of appropriate accountings therefor.

ARTICLE V
TRANSFER OF UNITS; WITHDRAWALS

5.1  Restrictions on Transfer. Except as otherwise expressly provided herein, no Member, and no assignee of the Profits, Losses and distributions of the Company (an "Assignee") may sell, assign, transfer, or otherwise dispose of, or pledge, hypothecate or otherwise encumber, voluntarily or by operation of law (collectively and separately referred to as a "Transfer") all or any portion of such Member's Units, or the Profits, Losses or distributions attributable thereto or any of such Member's or Assignee's rights, except with the prior unanimous written consent of all other Members, such consent to be granted or withheld in their sole and absolute discretion. Any purported Transfer of a Unit or portion thereof or any right therein in violation of this Agreement shall be void ab initio.

5.2  Permitted Transfers. Anything contained in Section 5.1 to the contrary notwithstanding, a Member may Transfer part or all of his Units to (a) another Member; (b) the present spouses of the children of Monroe and Henrietta Milstein; (c) a lineal descendant of Monroe and Henrietta Milstein ("Lineal Descendant"); (d) an organization described in Sections 170(c), 2055(a) and 2522(a) of the Internal Revenue Code of 1986, as amended; (e) a trust exclusively for the benefit of one or more of the persons referred to above in this Section 5.2 (or their respective estates) or (f) the estate of a Member or of a Lineal Descendant (such persons are hereinafter referred to as "Permitted Transferees"). A Permitted Transferee shall become an Assignee to the extent of the Units transferred, subject to compliance with Section 5.4. However, except as provided in Section 5.3, no such Assignee may become a Member without the unanimous written consent of all other Members, the delivery to the Company of a written consent of the Assignee to be bound by the provisions of this Agreement and the Assignee's providing such other reasonable documentation as may be requested by the Company.

5.3  Death of a Member. Anything contained herein to the contrary notwithstanding, including the provisions of Sections 5.1 and 5.2, upon the death of any Member, every Member, including the deceased Member, may thereafter Transfer his Units to one or more Permitted Transferees, in which event each such Permitted Transferee shall become a Member with respect to the Units transferred to him, without requiring the consent of the other Members, subject to compliance with Section 5.4. In the event that a Member transfers part or all of his Units to one or more Permitted Transferees pursuant to Section 5.2 prior to the death of any Member, which Permitted Transferees are Assignees (not Members) at the time of such death, then each such Permitted Transferee/Assignee shall thereupon automatically become a Member with respect to the Unit(s) transferred to him, without requiring the consent of the other Members.

5.4  Assumption of Obligations. No permitted Transfer by a Member of all or any portion of a Unit shall be deemed effective to make the Permitted Transferee a Member hereunder for any purpose whatsoever, or to grant to the Permitted Transferee any rights hereunder, unless and until (a) a written assignment is executed by the Member making the Transfer and by the Permitted Transferee, and is delivered to the Company and (b) the Permitted Transferee agrees in a writing delivered to the Company to be bound by the terms of this Agreement, stating his address and social security number or other taxpayer identification number.

5.5  No Withdrawal by Members. No Member may withdraw, in whole or in part, from the Company without the prior written consent of the Managing Members, such consent to be granted or withheld in their sole and absolute discretion. Any purported withdrawal by a Member in violation of this Agreement shall be void ab initio.

ARTICLE VI
DISSOLUTION

6.1  Events Causing Dissolution. The Company shall dissolve and its affairs shall be terminated upon the earliest of the following to occur: (a) the unanimous written consent of the Managing Members, (b) May 31, 2052 and (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act. No Member shall for any other reason take any action to dissolve or terminate or cause the dissolution or termination of the Company, and the Company shall not be sooner interrupted, terminated, dissolved or liquidated by any other act, cause or reason, it being intended that upon the occurrence of any act, cause or reason which, but for the provisions of this Agreement, would cause a dissolution and termination of the Company, the Members shall be deemed to have made a conclusive and irrevocable election to continue the business and operations of the Company as a successor Company, in accordance with and subject to the terms and conditions of this Agreement and the Act.

6.2  Liquidation Procedure. Upon the dissolution of the Company, the Managing Members (or, if appointed, a liquidator who is also referred to as a Manager for this purpose) shall determine the best course of action to take in order to have an orderly liquidation and it shall distribute and apply the assets of the Company as promptly and as reasonably as possible in the following order of priority:

     (a)  to the payment of the debts and liabilities of the Company;

     (b)  to the setting up of any reserves which are reasonably necessary for contingent or unforeseen liabilities or obligations of the Company arising out of, or in connection with, the Company or its liquidation. Such reserves shall be retained by the Manager(s) to pay any of the aforementioned contingencies, and, at the expiration of such reasonable period as shall be determined by the Manager(s), the Manager(s) shall distribute the balance thereafter remaining as provided in Section 6.2(c) hereof;

     (c)  to the payment to the Members of their then respective positive Capital Account balances, determined after taking into account all Capital Account adjustments for all fiscal years in accordance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).

Each of the Members shall be furnished with a statement prepared by the Manager which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.

6.3  No Obligation to Restore. No Member shall have any obligation with respect to any deficit in such Member's Capital Account, either to restore the same or otherwise.

ARTICLE VII
ACCOUNTING

7.1  Books and Records.

     (a)  The books and records of the Company shall be maintained for each fiscal year on the accounting method selected by the Managing Members and shall show all Capital Accounts, receipts, costs, expenditures, assets, liabilities and Profits and Losses, if any.

     (b)  The original books and records of the Company shall be located at the Company's principal place of business and copies of such records may be kept at such other places as may, from time to time, be designated by the Managing Members. The original books and records shall be available for inspection by any Member and its authorized representatives, who may, at their sole expense, review and make copies thereof and take extracts therefrom during usual business hours.

7.2  Reports.

     (a)  As soon as available, and in any event no later than April 10 after the end of each fiscal year, a report prepared by the accountant for the Company indicating as to each Member such Member's share of the Profits and Losses of the Company for such fiscal year for federal, state and local income tax purposes and a copy of each federal, state and local tax return required to be filed by the Company will be furnished by the Company at its expense to the Members.

     (b)  Any financial reports or statements furnished by the Company to the Members shall be final and binding on the Members unless objected to in writing within sixty (60) days after such report or statement is furnished.

7.3  Tax Matters Partner. The Tax Matters Partner of the Company shall be selected by the Managing Members.

7.4  Fiscal Year. The fiscal year of the Company shall be the calendar year.

ARTICLE VIII
MISCELLANEOUS

8.1  Amendments. This Agreement may be amended only by an instrument in writing duly executed by all of the Members, except that Members holding a majority of the Class A Units entitled to vote may amend this Agreement without the consent of the other Members: (a) to reflect the admission, substitution, or termination of Members in accordance with the provisions of this Agreement, or (b) to the extent that such change shall not adversely affect any Member.

8.2  Notices. All notices and other communications shall be given either by personal service, by facsimile transmission, Federal Express, Express Mail or other overnight delivery service or by certified or registered mail. Such notice and other communications shall be deemed given on the date delivered when delivered personally, by facsimile transmission or by Federal Express, Express Mail, or other overnight delivery service, or three (3) business days after mailing if mailed by registered or certified mail, postage prepaid, return receipt requested. All such notice and other communications (except that by personal service) (a) to a Member shall be addressed as set forth in Exhibit A of this Agreement, except that any Member may by written notice to the others in the same manner as provided in this Section 8.2 designate another address which shall thereupon become the effective address of such Member for purposes of this Section 8.2, and (b) to the Company at its address determined pursuant to Section 1.3 hereof. Copies of all such notices and communications shall also be sent to Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103, Attn: Tiberio Schwartz, Esq.

8.3  Headings. Titles or headings contained in this Agreement are inserted only as a matter of convenience and for reference, and shall not define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

8.4  No Right to Specific Assets. The Members shall have no right in or to any of the Company assets, either in respect to capital or in respect to profits, or any particular proportion thereof, except only as expressly provided in this Agreement.

8.5  Gender. All terms and words used in this Agreement, regardless of the number or gender in which used, shall be deemed to include or refer to any other number or gender as the context or the use may require.

8.6  Waiver. No failure by a Member to insist upon performance hereunder or to exercise a right or remedy available upon a breach hereof shall constitute a waiver of any such breach or of the requirement of any such performance. No waiver of any of the terms, covenants or conditions of this Agreement or any breach thereof shall be of any force or effect unless it is in writing executed by the party to be charged with such waiver; and one or more waivers of the breach or failure to perform any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver of a subsequent breach or failure to perform the same term, covenant or condition.

8.7  Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each other term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.8  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective personal representatives and successors.

8.9  Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior oral and written understandings, agreements and expressions of intent, if any, all of which are null and void for all purposes.

8.10  Governing Law. This Agreement and the rights, powers, duties and remedies of the Members with respect to each other hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, except for its conflict of laws principles.

8.11  No Right of Partition. No Member or assignee shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company.

     IN WITNESS WHEREOF, the Members have executed this Agreement as of the day and year first above written.
/s/ Lazer Milstein Lazer Milstein, Member

/s/ Andrew Milstein Andrew Milstein, Member

/s/ Stephen Milstein Stephen Milstein, Member

Latzim Family LLC By:/s/ Andrew Milstein Andrew Milstein, Member

SCHEDULE A
Name and Address	Assets contributed	Number of Units
Lazer Milstein 10 Mountain Avenue Monsey, New York 10952 Fax:	$2,500 and 40,000 shares of common stock of Burlington Coat Factory Warehouse Corporation	100 Class A Units
Andrew Milstein 16 Foulet Drive Princeton, NJ 08540 Fax:	$2,500 and 40,000 shares of common stock of Burlington Coat Factory Warehouse Corporation	100 Class A Units
Stephen Milstein 212 Bouvant Drive Princeton, NJ 08540 Fax:	$2,500 and 40,000 shares of common stock of Burlington Coat Factory Warehouse Corporation	100 Class A Units